Exhibit 5.1

BAHNSEN LEGAL GROUP, PLLC

Attorneys at law

December 9, 2025

FreeCast, Inc.

6901 TPC Drive, Suite 200
Orlando, Florida 32822

Re:	FreeCast, Inc.

Registration Statement on Form S-1 (Registration No. 333-275508)

Ladies and Gentlemen:

We have acted as special counsel to FreeCast, Inc., a Florida corporation (the “Company”), in connection with the preparation and initial filing on November 13, 2023 with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, of the Company’s Registration Statement on Form S-1 (File No. 333-275508) (as amended, the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Prospectus”), for the registration of the offer and sale from time to time by the selling shareholders of the Company named in the Registration Statement (the “Registered Shareholders”) of up to 19,782,084 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the Shares.

In rendering the opinion stated herein, we have examined such matters of fact and questions of law as we have considered appropriate in order to render such opinion, including examination of the following: (1) the Company’s Second Amended and Restated Articles of Incorporation, as amended; (2) the Company’s Second Amended and Restated Bylaws; and (3) the Registration Statement, together with the exhibits filed as a part thereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as to factual matters. We are opining herein as to the Florida Business Corporation Act, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares to be sold by the Registered Shareholders have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bahnsen Legal Group, PLLC

Bahnsen Legal Group, PLLC 131 NE 1st Avenue, Suite 100, Boca Raton, Florida 33432

Phone: 407-808-5700 Email: jeff@bahnsenlaw.com